FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                           ST. JOHN HOUSING ASSOCIATES
                               LIMITED PARTNERSHIP

                        DECEMBER 31, 1998, 1997 AND 1996

                                TABLE OF CONTENTS

                 St. John Housing Associates Limited Partnership


                                                                            PAGE


INDEPENDENT AUDITORS' REPORT                                                   3


FINANCIAL STATEMENTS


         BALANCE SHEETS                                                        4


         STATEMENTS OF PROFIT AND LOSS                                         6


         STATEMENTS OF PARTNERS' EQUITY                                        7


         STATEMENTS OF CASH FLOWS                                              8


         NOTES TO FINANCIAL STATEMENTS                                         9

                          INDEPENDENT AUDITORS' REPORT


To the Partners
St. John Housing Associates Limited Partnership

         We have audited the accompanying balance sheets of St. John Housing Associates Limited Partnership as of December 31, 1998 and 1997, and the related statements of profit and loss, partners' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of St. John Housing Associates Limited Partnership as of December 31, 1998 and 1997, and the results of its operations, changes in partners' equity and cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



/s/ Reznick Fedder & Silverman
Bethesda, Maryland
January 10, 1999

                 St. John Housing Associates Limited Partnership
                                 BALANCE SHEETS
                                  December 31,


             ASSETS
                                                             1998             1997
                                                       ------------       ------------
CURRENT ASSETS
  Cash - operations                                    $    125,174       $     13,199
  Cash - entity                                               8,495              5,697
  Short-term investments - operations                        97,275            227,032
  Tenant accounts receivable                                  1,524              1,280
  Miscellaneous prepaid expenses                             17,014             17,108
  Account receivable - interest subsidy                           -              9,122
                                                       ------------       ------------
      Total current assets                                  249,482            273,438
                                                       ------------       ------------
DEPOSITS HELD IN TRUST - FUNDED
  Tenant deposits                                            18,039             15,246
                                                       ------------       ------------
RESTRICTED DEPOSITS AND FUNDED RESERVES
  Escrow deposits                                            52,850             39,627
  Reserve for replacements                                  233,689            217,769
                                                       ------------       ------------
                                                            286,539            257,396
                                                       ------------       ------------
RENTAL PROPERTY
  Land                                                       59,800             59,800
  Land improvements                                          15,000             15,000
  Buildings and improvements                              8,018,620          8,018,620
  Furniture and equipment                                   243,279            243,279
  Motor vehicles                                             10,029             10,029
                                                       ------------       ------------
                                                          8,346,728          8,346,728
    Less accumulated depreciation                         1,419,336          1,095,083
                                                       ------------       ------------
                                                          6,927,392          7,251,645
                                                       ------------       ------------
OTHER  ASSET
  Intangible assets, net of accumulated
     amortization of $26,792 and $21,381,
     respectively.                                          85,089              90,500
                                                      ------------        ------------
                                                      $  7,566,541        $  7,888,225
                                                      ============        ============

        LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                    $     12,969       $     18,805
  Prepaid rents                                                665                375
  Accrued payroll taxes payable                              1,548                  -
  Accrued interest payable                                  18,509             18,702
  Accrued property taxes payable                            85,000             98,000
  Due to management company                                  4,861              4,791
  Accounts payable - entity                                 82,867             94,002
  Mortgages payable - current maturities                    94,185             87,673
                                                      ------------       ------------
      Total current liabilities                            300,604            322,348
                                                      ------------       ------------
DEPOSITS LIABILITY
  Tenant deposits held in trust (contra)                    17,203             14,922
                                                      ------------       ------------
LONG-TERM LIABILITIES
  Mortgages payable                                      4,476,604          4,564,538
  Less current maturities                                   94,185             87,673
                                                      ------------       ------------
                                                         4,382,419          4,476,865
                                                      ------------       ------------
CONTINGENCY                                                      -                  -

PARTNERS' EQUITY                                         2,866,315          3,074,090
                                                      ------------       ------------
                                                      $  7,566,541       $  7,888,225
                                                      ============       ============

                       See notes to financial statements

                 St. John Housing Associates Limited Partnership
                          STATEMENTS OF PROFIT AND LOSS
                             Year ended December 31,


                                               1998            1997            1996
                                           ------------    ------------    ------------
Revenue
  Rental                                   $  1,014,920    $  1,016,548     $ 1,016,001
  Interest and other                             21,926          17,645          23,638
                                           ------------    ------------     -----------
                                              1,036,846       1,034,193       1,039,639
                                           ------------    ------------     -----------
Expenses
  Administrative                                122,933         123,961         118,157
  Utilities                                      66,844          61,802          54,676
  Operating and maintenance                     197,844         196,929         171,031
  Taxes and insurance                           113,072         148,556         157,793
  Interest                                      221,193         226,741         232,146
  Depreciation and amortization                 329,664         341,955         359,716
                                           ------------    ------------     -----------
                                              1,051,550       1,099,944       1,093,519
                                           ------------    ------------     -----------

Other entity expenses (income)                   92,569         103,217         110,847

NET LOSS                                   $   (107,273)   $   (168,968)    $  (164,727)
                                           ============    ============     ===========

                        See notes to financial statements

                 St. John Housing Associates Limited Partnership
                         STATEMENTS OF PARTNERS' EQUITY
                  Years ended December 31, 1998, 1997 and 1996


                                                                         General          Limited
                                                         Total           partners         partners
                                                    -------------      -----------     -------------

Partners' equity, December 31, 1995                 $   3,525,803      $       770     $   3,525,033

Net loss - 1996                                          (164,727)          (1,647)         (163,080)
                                                    -------------      -----------     -------------
Partners' equity (deficit), December 31, 1996           3,361,076             (877)        3,361,953

Partner distributions                                    (118,018)          (1,180)         (116,838)

Net loss - 1997                                          (168,968)          (1,690)         (167,278)
                                                    -------------      -----------     -------------
Partners' equity (deficit), December 31, 1997           3,074,090           (3,747)        3,077,837


Partners' distributions                                  (100,502)          (1,005)          (99,497)

Net loss - 1998                                          (107,273)          (1,073)         (106,200)
                                                    -------------      -----------     -------------
Partners' equity (deficit), December 31, 1998       $   2,866,315      $    (5,825)    $   2,872,140
                                                    =============      ===========     =============

                 St. John Housing Associates Limited Partnership
                            STATEMENTS OF CASH FLOWS
                             Year ended December 31,


                                                                        1998             1997            1996
                                                                    -----------      -----------      -----------
Cash flows from operating activities
    Net loss                                                        $  (107,273)     $  (168,968)     $  (164,727)
    Adjustments to reconcile net loss to net cash provided
     by operating activities
        Depreciation                                                    324,253          336,544          354,305
        Amortization                                                      5,411            5,411            5,411
        Interest income on U.S. Treasury Bills                                -           (7,323)               -
        Decrease in tenant accounts receivable                             (244)             (78)          (1,098)
        (Increase) decrease in accounts receivable -                       9,122          (9,122)               -
           interest subsidy
        (Increase) decrease in prepaid expenses                              94               (9)          (5,858)
        (Increase) decrease in escrow deposits                          (13,223)          41,840            5,107
        Increase (decrease) in accounts payable                          (4,288)           1,633            1,740
        Decrease in accrued interest payable                               (193)            (450)            (434)
        Increase (decrease) in accrued real estate tax                  (13,000)           3,000           30,000
        Increase in tenant security deposits - net                         (512)            (302)            (677)
        Increase in prepaid rents                                           290              254               32
        Increase (decrease) in due to management company                     70              (89)             131
        Increase (decrease) in accounts payable - entity                (11,135)         (14,515)         108,517
        Due from other project - deposit error                                -            9,246           (9,246)
                                                                    -----------      -----------      -----------
           Net cash provided by operating activities                    189,372          197,072          323,203
                                                                    -----------      -----------      -----------
Cash flows from investing activities
    Net deposits to reserve for replacement                             (15,920)         (32,098)         (31,293)
    Investment in rental property                                             -                -         (129,876)
    Proceeds from redemption of U.S. Treasury Bills                     129,757          250,000                -
    Purchase of U.S. Treasury Bills                                           -         (227,032)        (242,677)
                                                                    -----------      -----------      -----------
           Net cash provided by (used in) investing activities          113,837            (9130)        (403,846)
                                                                    -----------      -----------      -----------

    Mortgage principal payments                                         (87,934)         (81,855)         (76,197)
    Decrease in due to general partner and affiliates                         -                -         (137,980)
    Distributions                                                      (100,502)        (118,018)               -
                                                                    -----------      -----------      -----------
           Net cash used in financing activities                       (188,436)        (199,873)        (214,177)
                                                                    -----------      -----------      -----------
           NET INCREASE (DECREASE) IN CASH                              114,773          (11,931)        (294,820)

Cash, beginning                                                          18,896           30,827          325,647
                                                                    -----------      -----------      -----------
Cash, end                                                           $   133,669      $    18,896      $    30,827
                                                                    ===========      ===========      ===========
Supplemental disclosure of cash flow information
    Cash paid for interest during the year                          $   221,386      $   227,191      $   250,860
                                                                    ===========      ===========      ===========

                 St. John Housing Associates Limited Partnership
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1998, 1997 and 1996

NOTE A - ORGANIZATION

The partnership was formed as a limited partnership under the laws of the State of Illinois on June 1, 1992, for the purpose of acquiring, rehabilitating and operating a rental housing project under Sections 236 and 241 of the National Housing Act. The project, which was acquired December 29, 1993, consists of 144 units located in Gary, Indiana and is currently operating under the name of St. John Homes.

Cash distributions are limited by agreements between the partnership and the Department of Housing and Urban Development (HUD) to $121,682 per year to the extent of surplus cash as defined by HUD. Undistributed amounts are cumulative and may be distributed in subsequent years if future operations provide surplus cash in excess of current requirements.

Each building of the project has qualified and been allocated low-income housing credits pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years, the compliance period, in order to remain qualified to receive the credits. In addition, on March 14, 1996, St. John Housing Associates Limited Partnership executed a Declaration of Extended Low-Income Housing Commitment which will require the utilization of the project pursuant to Section 42 for a minimum of 30 years, even if disposition of the project by the partnership occurs.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes. For income tax purposes, accelerated lives and methods are used.

Intangible Assets and Amortization

Mortgage costs are amortized over the term of the mortgage loan using the straight-line method.

Organization costs are amortized over 60 months using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

Investments

Investments in U.S. Treasury Bills are carried at amortized cost, which approximates fair value, and are classified as held-to-maturity. These bills bear interest ranging from 5.041% to 5.152% and mature through February 25, 1999. One of these bills is included in security deposit cash.

                 St. John Housing Associates Limited Partnership
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                        December 31, 1998, 1997 and 1996

NOTE C - MORTGAGES PAYABLE

The mortgage note is insured by the Federal Housing Administration (FHA) and is collateralized by a deed of trust on the rental property. The note is payable in monthly principal and interest installments of $5,394, net of an interest reduction subsidy through maturity on November 1, 2014. The note bears interest at the rate of 7% per annum; however, HUD, through the interest reduction subsidy, reduces the interest rate to an effective annual rate of approximately 1% over the term of the mortgage. The annual interest subsidy of $109,433 for 1998, $109,721 for 1997 and $109,989 for 1996, is reflected as a reduction of interest expense. As of December 31, 1998 and 1997, principal balances of $1,674,405 and $1,729,819 were outstanding and accrued interest was $995 and $969, respectively.

The second mortgage in the original amount of $2,908,300 is insured by the FHA and collateralized by a second deed of trust on the rental property. The note bears interest at the rate of 7.5% per annum. Principal and interest are payable by the partnership in monthly installments of $20,335 through maturity on May 1, 2025. As of December 31, 1998 and 1997, principal balances of $2,802,199 and $2,834,721 were outstanding and accrued interest was $17,514 and $17,733, respectively.

Under agreements with the mortgage lenders and FHA, the partnership is required to make monthly escrow deposits for taxes, insurance and replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

The liability of the partnership under the mortgage notes is limited to the underlying value of the real estate collateral plus other amounts deposited with the lenders.

Aggregate maturities of the mortgages payable over each of the next five years and thereafter are as follows:


                           First Mortgage     Second Mortgage          Total


  December 31, 1999        $     59,138        $     35,047         $     94,185
               2000              63,413              37,767              101,180
               2001              67,997              40,699              108,696
               2002              72,913              43,859              116,772
               2003              78,184              47,264              125,448
         Thereafter           1,332,760           2,597,563            3,930,323
                           ------------        ------------         ------------
                           $  1,674,405        $  2,802,199         $  4,476,604
                           ============        ============         ============



NOTE D - HOUSING ASSISTANCE PAYMENT CONTRACT AGREEMENTS

FHA has contracted with the partnership, effective December 1989, under Section 8 of The National Housing Act of 1937, to make housing assistance payments to the partnership on behalf of qualified tenants. The terms of the agreements are:

     Number of units covered                            Expiration date
        110                                           September 30, 1999
         34                                              June 30, 1999

Under the Multifamily Assisted Housing and Reform and Affordability Act (MAHRAA) of 1997, Congress set forth the legislation for a permanent "mark-to-market" program and provided for permanent authority for the renewal of Section 8 contracts. On September 11, 1998, HUD issued an interim rule to provide clarification of the implementation of the mark-to-market program. Owners with
Section 8 contracts expiring after September 30, 1998 are subject to the provisions of MAHRAA. As such, the partnership may choose to either opt out of the Section 8 program, request mortgage restructuring and renewal of the Section 8 contract, or request renewal of the Section 8 contract without mortgage restructuring. Each option contains a specific set of rules and procedures that must be followed in order to comply with the requirements of MAHRAA. As of the date of the report, the partnership intends to request renewal of the Section 8 contracts without mortgage restructuring.

                St. John Housing Associates Limited Partnership
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                        December 31, 1998, 1997 and 1996

NOTE E - RELATED PARTY TRANSACTIONS

Management Fee

The property is managed by L-B Residential Management Company, an affiliate of one of the stockholders of the general partner, pursuant to a management agreement approved by HUD that expired February 28, 1997, and which is presently on a month-to-month basis. The management agreement provided for a management fee of 5.14% of monthly rental collections. Additionally, the partnership pays L-B Residential Management Company a monthly computer accounting/bookkeeping fee of $3.50 per unit. During the years ended December 31, 1998, 1997 and 1996, management fees of $52,833, $52,724 and $52,453, and computer and accounting fees of $6,048, $6,048 and $6,048 were charged to operations, respectively. At December 31, 1998 and 1997, the partnership owed the management agent $4,861 and $4,791, respectively, which consisted of unpaid management fees of $4,357 and $4,287 and computer accounting/bookkeeping fees of $504 and $504, respectively.

Maintenance Services

An affiliate of one of the stockholders of the general partner provides certain maintenance and repair services. During the years ended December 31, 1998, 1997 and 1996, $3,060, $1,080 and $1,560 were charged to operations, respectively.

Repurchase Guaranty

Under the terms of the partnership agreement, the general partner is obligated to purchase the partnership interest of the investor limited partner upon the occurrence of a repurchase event as described in the partnership agreement.

Partnership Administration Fee

The partnership has entered into a partnership administration services agreement with the general partner for its services in managing the partnership throughout the term of the partnership. Under the terms of this agreement, commencing January 1, 1996, the partnership is obligated to pay to the general partner an annual fee in the amount of the lesser of 50% of the project's net cash flow as defined in the partnership agreement or 3% of the replacement cost of the rental property as of the date of substantial completion. In the event that in any year 50% of net cash flow exceeds 3% of the replacement cost of the rental property as of the date of substantial completion, such excess amount shall be paid to the general partner to the extent that the partnership administration fee paid in any prior years was less than 3% of the replacement cost. For the years ended December 31, 1998, 1997 and 1996, a partnership administrative fee of $92,367, $103,502 and $108,517, respectively, was incurred, of which $82,867 and $94,002, respectively, were payable as of December 31, 1998 and 1997.

Fees Payable

The partnership has entered into agreements which provide for the payment of various fees to the general partner and its affiliates in consideration for various guarantees. Fees are payable to the general partner and affiliates from capital contributions or available surplus cash. As of December 31, 1996, all fees have been paid.

In addition, during the year ended December 31, 1996, the general partner was paid $120,414 for fees, which have been capitalized in the cost of rental property.

Consulting Fees

The general partner received compensation from L-B Residential Management Company, the management agent, for consulting services rendered in 1998, 1997 and 1996.

NOTE F - CONTINGENCY

The project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

NOTE G - CONCENTRATION OF CREDIT RISK

The partnership maintains its cash balances in two banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1998 and 1997, the uninsured portion of the cash balances held at one of the banks was $25,074 and $0, respectively.